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          GREY ADVERTISING INC. AND CONSOLIDATED SUBSIDIARY COMPANIES
 EXHIBIT - STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE (UNAUDITED)
                                  EXHIBIT - 11



                                                        FOR THE THREE MONTHS ENDED                  FOR THE NINE MONTHS ENDED
                                                                SEPTEMBER 30,                             SEPTEMBER  30,
                                                        -------------------------------------------------------------------------
PRIMARY                                                    1996               1995                  1996                  1995
                                                        -------------------------------------------------------------------------
Weighted average shares outstanding(1)                   1,262,740          1,248,442             1,263,117             1,280,855
Net effect of dilutive stock options -
  based on the treasury stock method using
  average market price                                      33,024             31,494                32,640                26,137
                                                        -------------------------------------------------------------------------
TOTAL                                                    1,295,764          1,279,936             1,295,757             1,306,992
                                                        =========================================================================

Net Income                                              $5,047,000         $4,405,000           $18,117,000           $14,104,000
Less: Effect of dividend requirements and
       the change in redemption value of
       redeemable preferred stock                         (238,000)          (300,000)             (675,000)             (943,000)
                                                        -------------------------------------------------------------------------
NET EARNINGS USED IN COMPUTATION                        $4,809,000         $4,105,000           $17,442,000           $13,161,000
                                                        =========================================================================
Per share amount                                           $3.71              $3.21                $13.46                $10.07
                                                        =========================================================================
FULLY DILUTED
Weighted average shares outstanding (1)                  1,262,740          1,248,442             1,263,117             1,280,885
Net effect of dilutive stock options - based on
  the treasury stock method using the period-end
  market price, if higher than the average
  market price                                              37,372             32,761                37,456                34,915

Assumed conversion of 8-1/2% convertible
  subordinated debentures issued December 1983              50,892             50,999                50,892                50,999
                                                        -------------------------------------------------------------------------
TOTAL                                                    1,351,004          1,332,202             1,351,465             1,366,769
                                                        =========================================================================

Net Income                                              $5,047,000         $4,405,000           $18,117,000           $14,104,000
Less: Effect of dividend requirements and the
       change in redemption value of redeemable
       preferred stock                                    (238,000)          (300,000)             (675,000)             (943,000)

Add:    8-1/2% convertible subordinated debentures
        interest, net of income tax effect                  35,000             35,000               104,000               104,000
                                                        -------------------------------------------------------------------------
NET EARNINGS USED IN COMPUTATION                        $4,844,000         $4,140,000           $17,546,000           $13,265,000
                                                        =========================================================================

Per share amount                                           $3.58              $3.11                $12.98                 $9.71
                                                        =========================================================================
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(1) Includes 73,696 shares and 54,287 shares for 1996 and 1995, respectively, expected to be issued pursuant to the terms of the Senior Management
    Incentive Plan.





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